Exhibit 99.1

UNWIRED PLANET ANNOUNCES FINAL RESULTS OF RIGHTS OFFERING

RENO, NV – September 13, 2013 – Unwired Planet, Inc. (NASDAQ: UPIP) today announced the final result of its previously announced rights offering. Through broad participation, the Company raised $12.5 million of gross proceeds, including proceeds from a standby commitment made by Indaba Capital, L.P.

Stockholders subscribed for a total of 5,274,659 shares of the Company’s common stock pursuant to their basic subscription privileges, representing a 70% participation rate. In addition, a total of 2,481,365 shares of common stock will be issued to the standby purchaser, which amount includes 225,904 shares of common stock in consideration for providing its standby commitment.

“The participation by our shareholder base underscores the support for Unwired Planet, has helped strengthen the Company, and allows us to continue to broaden our licensing efforts,” said Eric Vetter, president and chief administrative officer of Unwired Planet.

The rights offering was made pursuant to a Registration Statement on Form S-3 that was filed with the Securities and Exchange Commission (SEC) and became effective on August 14, 2013. For questions about the rights offering, contact Georgeson, the information agent for the rights offering, at 800-903-2897.

About Unwired Planet

Unwired Planet, Inc. (NASDAQ: UPIP) is the inventor of the Mobile Internet and a premier intellectual property company focused exclusively on the mobile industry. The Company’s patent portfolio of more than 2,400 issued US and foreign patents includes the technologies that allow mobile devices to connect to the Internet and enable mobile communications. The portfolio spans 2G, 3G and 4G technologies, as well as cloud-based mobile applications and services. Unwired Planet’s portfolio includes patents related to key mobile technologies, including baseband mobile communications, mobile browsers, mobile advertising, push technology, maps and location based services, mobile application stores, social networking, mobile gaming and mobile search. Unwired Planet is headquartered in Reno, Nevada.

Safe Harbor for Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this release are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. These forward-looking statements are subject to a number of risks, including, but not limited to, those risk factors discussed in filings with the SEC, including but not limited to, the Company’s current Annual Report on Form 10-K and current Quarterly Report on Form 10-Q and any amendments thereto. The Company undertakes no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Contacts:

Investor Relations

Mike Bishop, The Blueshirt Group

mike@blueshirtgroup.com

Tel: 415-217-4968